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                                                                       EXHIBIT E

                               [PAUL BOTHA LOGO]

                        DEED OF DELEGATION AND ASSUMPTION

                                     Between

                 THE SOUTH AFRICAN PRIVATE EQUITY FUND III L.P.

                   THE SOUTH AFRICAN PRIVATE EQUITY TRUST III

                BRENTHURST PRIVATE EQUITY SOUTH AFRICA I LIMITED

                      BRENTHURST PRIVATE EQUITY II LIMITED

                              ROSE NOMINEES LIMITED

                                       and

               THE TRUSTEES OF THE NEW APLITEC PARTICIPATION TRUST
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                                    CONTENTS

1.  INTERPRETATION                                                           1

2.  INTRODUCTION                                                             6

3.  SUSPENSIVE CONDITION                                                     7

4.  DELEGATION AND ASSUMPTION                                                8

5.  DETERMINATION OF EXTENT OF OBLIGATIONS                                   8

6.  PAYMENT                                                                 10

7.  DOMICILIUM AND NOTICES                                                  10

8.  APPLICABLE LAW                                                          12

9.  GENERAL                                                                 12

10. COSTS                                                                   13

11. COUNTERPARTS                                                            13
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1.       INTERPRETATION

         In this agreement -

1.1 clause headings are for convenience purposes only and shall not be used in its interpretation;

1.2      unless the context clearly indicates a contrary intention:

1.2.1 an expression which denotes any gender includes the other genders, a natural person includes an artificial person and vice versa and the singular includes the plural and vice versa;

1.2.2 where any term is defined within a particular clause, other than the interpretation clause, that term shall bear the meaning ascribed to it in that clause wherever it is used in this agreement;

1.2.3 the following expressions shall bear the following meanings and related expressions shall bear corresponding meanings -

1.2.3.1                    "acquisition agreement" means the agreement whereby
                           New Aplitec will acquire all the assets and liabilities of the Aplitec Group, but excluding ZAR
                           300 million in cash and additional cash sufficient to result in the distribution of an extra ZAR 25 cents
                           (after payment of any STC thereon) per Aplitec share to Aplitec shareholders who elect the cash option and the shares in Country On A Card (Proprietary)
                           Limited, Net1 Loyalty (Proprietary) Limited and Net1
                           Payroll (Proprietary) Limited;

1.2.3.2                    "Aplitec" means Net1 Applied Technology Holdings
                           Limited, Registration Number 1997/007207/06, a public company incorporated in the RSA;

1.2.3.3 "Aplitec Group" means Aplitec and all its subsidiaries;

1.2.3.4                    "Aplitec Holdings Participation Trust" means the
                           Aplitec Holdings Participation Trust, a Star trust established in the Cayman Islands;

1.2.3.5                    "Aplitec shareholder" means a holder of Aplitec
                           shares;
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1.2.3.6                    "Aplitec shares" means ordinary shares of ZAR 0,1
                           cent each in the issued share capital of Aplitec;

1.2.3.7 "B class loan account" means the B class loan account against New Aplitec in the sum of ZAR 101,004 cents, to be credited to the New Aplitec Participation Trust as fully paid up for each Aplitec share in respect of which an Aplitec shareholder exercises the reinvestment option or to SAPEF and SAPET in terms of the underwriting agreement;

1.2.3.8 "B class preference share" means a B class preference share in the issued share capital of New Aplitec to be issued to the New Aplitec Participation Trust credited as fully paid up for each Aplitec share in respect of which an Aplitec shareholder exercises the reinvestment option or to SAPEF and SAPET in terms of the underwriting agreement;

1.2.3.9                    "Brenthurst I" means Brenthurst Private Equity South
                           Africa I Limited, Registration Number 562615, a company incorporated in the British Virgin Islands;

1.2.3.10                   "Brenthurst II" means Brenthurst Private Equity II
                           Limited, Registration Number 514615, a company incorporated in the British Virgin Islands;

1.2.3.11 "cash option" means the cash option referred to in clause 2.3.1;

1.2.3.12 "common shares" means common shares in the authorised share capital of NUEP having the rights of ordinary shares;

1.2.3.13                   "common stock purchase agreement" means the agreement
                           entered into between NUEP and SAPEF III International
                           G.P. Limited on 30 January 2004 whereby NUEP will
                           issue to SAPEF III International G.P. Limited (or its
                           nominee) 105 661 428 common shares in consideration
                           for cash in the amount of US$0,50 per common share
                           and the procurement of the assignment of all the
                           issued A ordinary shares in New Aplitec to NUEP;
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1.2.3.14                   "condition" means the suspensive condition referred
                           to in clause 3;

1.2.3.15 "distribution ratio" means the ratio in which the special convertible preference shares shall be distributed on the occurrence of a trigger event, which at the closing date of the acquisition agreement, shall be 0,814285714 special convertible preference shares for every one B class preference share. If after the closing date NUEP consolidates or sub-divides the common shares, the special convertible preference shares shall be consolidated or sub-divided in the same proportions, and the distribution ratio shall be adjusted accordingly;

1.2.3.16 "effective date" means the date that SAPEF and SAPET's obligations to underwrite the reinvestment option become effective in terms of the underwriting agreement;

1.2.3.17                   "New Aplitec" means Net1 Applied Technologies South
                           Africa Limited, Registration Number 2002/031446/06, formerly known as Newshelf 713 (Proprietary) Limited, a company incorporated in the RSA;

1.2.3.18                   "New Aplitec Participation Trust" means the New
                           Aplitec Participation Trust, Master's Reference
                           Number IT 8094/03, a bewind trust registered in the RSA, represented herein by its trustee, First
                           National Asset Management and Trust Company
                           (Proprietary) Limited;

1.2.3.19                   "NUEP" means Net1 UEPS Technologies, Inc., IRS
                           Employer Number 65/0903895, a company incorporated in Florida in the United States of America;

1.2.3.20 "reinvestment option" means the reinvestment option referred to in clause 2.3.2;

1.2.3.21 "reinvesting shareholders" means those Aplitec shareholders who elect the reinvestment option;

1.2.3.22                   "Rose" means Rose Nominees Limited, Registration
                           Number A/C 20423, a company incorporated in Guernsey;

1.2.3.23                   "RSA" means the Republic of South Africa;
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1.2.3.24                   "SAPEF" means the South African Private Equity Fund
                           III, L.P., a limited liability partnership
                           incorporated in the Cayman Islands, represented
                           herein by its general partner, SAPEF III
                           International G.P. Limited;

1.2.3.25                   "SAPET" means the South African Private Equity Trust
                           III, Master's Reference Number IT9960/1998, a trust established in the RSA, represented herein by its trustee, Brait Capital Partners Trustees
                           (Proprietary) Limited;

1.2.3.26 "signature date" means the date upon which this agreement has been signed by all the parties;

1.2.3.27 "special convertible preference shares" means special convertible preference shares in NUEP;

1.2.3.28                   "trigger event" means:

1.2.3.28.1 a unit holder notifies the Trustees of the New Aplitec Participation Trust in writing that he wishes the New Aplitec Participation
                                    Trust to dispose of the shares and loan
                                    account attributable to some or all of his units; or

1.2.3.28.2                          New Aplitec is wound-up or placed under
                                    judicial management, whether provisionally or finally; or

1.2.3.28.3 NUEP is wound up or placed under judicial management, whether provisionally or finally; or

1.2.3.28.4 South African Exchange Controls are relaxed or abolished, permitting unit holders to hold the common shares directly;

1.2.3.29                   "underwriting agreement" means the underwriting
                           agreement entered into between SAPEF, SAPET and New
                           Aplitec on 5 November 2003 whereby SAPEF and SAPET
                           undertook to underwrite the reinvestment option and,
                           via the New Aplitec Participation Trust, to subscribe
                           for any the B class preference shares and B class
                           loan accounts not taken up because the Aplitec
                           shareholders elect the cash option rather than the
                           reinvestment option, but limited to a
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                           maximum sum of ZAR 436 972 343,10;

1.2.3.30                   "unit" means a unit in the New Aplitec Participation
                           Trust, comprising a capital contribution of 183,996 cents and a loan contribution of ZAR 101,004 cents;

1.2.3.31 "unit holder" means a person who from time to time holds units;

1.2.3.32                   "US$" means dollars, the currency of the United
                           States;

1.2.3.33                   "ZAR" means Rands, the currency of the RSA;

1.3 the terms "holding company" and "subsidiary" shall bear the meaning assigned to them in the Act;

1.4 should any provision in a definition be a substantive provision conferring rights or imposing obligations on any party, then effect shall be given to that provision as if it were a substantive provision in the body of this agreement;

1.5 any reference to an enactment, regulation, rule or by-law is to that enactment, regulation, rule or by-law as at the signature date, and as amended or replaced from time to time;

1.6 when any number of days is prescribed, such number shall exclude the first and include the last day, unless the last day falls on a Saturday, Sunday or public holiday in the RSA, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday;

1.7 any schedule or annexure to this agreement shall form part of this agreement;

1.8 the use of the word "including" followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s;

1.9               the expiration or termination of this agreement shall not
                  affect those provisions of this agreement which expressly
                  provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding the fact that the clauses
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                  themselves do not expressly provide this;

1.10 in its interpretation, the contra proferentem rule of construction shall not apply (this agreement being the product of negotiations between the parties) nor shall this agreement be construed in favour of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this agreement; and

1.11 recordals shall be binding on the parties and are not merely for information purposes.

2.       INTRODUCTION

2.1 In terms of the acquisition agreement, New Aplitec will acquire all the assets and liabilities of the Aplitec Group.

2.2 Pursuant to the acquisition agreement, it is intended that Aplitec will be voluntarily wound up and that the Aplitec shareholders will receive the consideration payable by New
                  Aplitec for Aplitec's assets and liabilities in the form of the advance distribution of a liquidation dividend.

2.3 The Aplitec shareholders will be entitled to receive the advance distribution, of 475 cents per Aplitec share plus an additional 25 cents per Aplitec share for those Aplitec shareholders who elect the cash option, in whole or in part at their election as follows:

2.3.1                      THE CASH OPTION

                           500 cents in cash in respect of each Aplitec share;
                           and/or

2.3.2                      THE REINVESTMENT OPTION

                           In respect of each Aplitec share, an amount of 190
                           cents in cash and the balance in the form of a
                           reinvestment in New Aplitec via the New Aplitec
                           Participation Trust, comprising one B class
                           preference share to the value of 183,996 cents and a
                           B class loan account of 101,004 cents by way of nil
                           paid renounceable letters of allocation issued by New
                           Aplitec, which will be deemed to have been renounced
                           by the Aplitec shareholders in favour of the New
                           Aplitec Participation Trust. In addition, the New
                           Aplitec
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                           Participation Trust, for the benefit of the relevant
                           Aplitec shareholders, will be granted the right by
                           the Aplitec Holdings Participation Trust to receive
                           special convertible preference shares in the
                           distribution ratio in due course on the occurrence of
                           a trigger event.

2.4 Those Aplitec shareholders who choose to receive the consideration payable to them in whole or in part by way of the reinvestment option shall subscribe for and shall be issued with one unit credited as fully paid for each share in Aplitec in respect of which they exercise the reinvestment option.

2.5 In turn, the New Aplitec Participation Trust shall be issued with one B class preference share, to the value of 183,996 cents, and one B class loan account in the sum of 101,004 cents, both credited as fully paid, for each Aplitec share in respect of which the reinvestment option is exercised.

2.6 In terms of the underwriting agreement, SAPEF and SAPET are obliged, via the New Aplitec Participation Trust, to subscribe for any B class preference shares and B class loan accounts not taken up as a result of the Aplitec shareholders electing the cash option rather than the reinvestment option, up to a maximum sum of R 436 972 343,10.

2.7 Brenthurst I, Brenthurst II and Rose wish to assume certain of the obligations of SAPEF and SAPET under the underwriting agreement and SAPEF and SAPET are willing to delegate to Brenthurst I, Brenthurst II and Rose these obligations on the terms and conditions of this agreement.

3.       SUSPENSIVE CONDITION

3.1 This entire agreement, save for the provisions of clause 1, this clause 3, and clauses 7 to 10, which shall be of immediate force and effect, is subject to the underwriting agreement becoming unconditional.

3.2 The condition has been expressed for the benefit of all the parties.

3.3 The parties shall use their best endeavours to procure the fulfillment of the condition as soon as reasonably possible after the signature date.

3.4               In the event that the suspensive condition is not fulfilled or waived timeously, then
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                  save for the provisions of clause 1, this clause 3, and
                  clauses 7 to 10, which shall remain effective, this agreement shall never become of any force or effect and no party shall have any claim against any other party for anything done
                  hereunder or arising herein, save as a result of a breach of any of the provisions of clause 3.3 by a party, and the
                  parties shall be restored to the status quo ante.

4.       DELEGATION AND ASSUMPTION

         SAPEF and SAPET hereby delegate a portion of their obligations under the underwriting agreement as determined in clause 5 to Brenthurst I, Brenthurst II and Rose, and Brenthurst I, Brenthurst II and Rose hereby assume such obligations from SAPEF and SAPET with effect from the effective date.

5.       DETERMINATION OF EXTENT OF OBLIGATIONS

5.1 If the total capital required in terms of the common stock purchase agreement and the underwriting agreement is between US$52 830 714,00 and US$93 798 203,49 (based on an exchange rate of ZAR7,00 to US$1,00), the amount of the obligations assumed by Rose under the underwriting agreement shall be determined in accordance with the following formula:


                           Y = (0,0122047996X + 0,3552117220 - 1,0) * 7


                           Where:


                           X = total capital required in terms of the common stock purchase agreement and the underwriting agreement in US$ Million (based on an exchange rate of ZAR7,00 to US$1,00)

                           Y = total underwriting required from Rose in ZAR million.

5.2 If the total capital required in terms of the common stock purchase agreement and the underwriting agreement is between US$93 798 203,49 and US$115 255 308,73 (based on an exchange rate of ZAR7,00 to US$1,00), the amount of the obligations assumed by Rose under the underwriting agreement shall be ZAR
                  3 500 000,00.

5.3               Brenthurst I and Brenthurst II shall assume portion of SAPEF and SAPET's
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                  obligations under the underwriting agreement as determined in terms of clauses 5.4 and 5.5 in the proportions Brenthurst I
                  33.33% and Brenthurst II 66.66% until the obligations of
                  Brenthurst I reach US$ 5 000 000,00 from which point
                  Brenthurst II shall assume 100%.

5.4 If the total capital required in terms of the common stock purchase agreement and the underwriting agreement is between US$52 830 714,00 and US$93 798 203,49 (based on an exchange rate of ZAR7,00 to US$1,00), the extent of the obligations under the underwriting agreement assumed by Brenthurst I and Brenthurst II in the proportions set out in clause 5.3 shall be determined in accordance with the following formula:


                           Y = (0,158662395X + 0,1177523858 - 8,5) * 7


                           Where:


                           X = total capital required in terms of the common stock purchase agreement and the underwriting agreement in US$ Million (based on an exchange rate of ZAR7,00 to US$1,00)

                           Y = total underwriting required from Brenthurst I and Brenthurst II in the proportions referred to in clause 5.3 in ZAR million.

5.5 If the total capital required in terms of the common stock purchase agreement and the underwriting agreement is between US$93 798 203,49 and US$115 255 308,73 (based on an exchange rate of ZAR7,00 to US$1,00), the extent of the obligations under the underwriting agreement assumed by Brenthurst I and Brenthurst II in the proportions set out in clause 5.3 shall be determined in accordance with the following formula:


                           Y = (0,2097207405X - 4,6714286903 - 8,5) * 7


                           Where:


                           X = total capital required in terms of the common stock purchase agreement and the underwriting agreement in US$ Million (based on an exchange rate of ZAR7,00 to US$1,00)

                           Y = total underwriting required from Brenthurst I and
                           Brenthurst II in the
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                  proportions referred to in clause 5.3 in ZAR million.

6.       PAYMENT

6.1               The New Aplitec Participation Trust has appointed SAPEF and
                  SAPET as its agents to pay directly to New Aplitec the amount they are obliged to pay on the date that payment must be made in terms of the underwriting agreement, rather than making payment to the New Aplitec Participation Trust, which in turn would then have to pay the amounts in question to New Aplitec.

6.2               Similarly, the New Aplitec Participation Trust hereby appoints
                  Brenthurst I, Brenthurst II and Rose to pay directly to New
                  Aplitec the amount they are obliged to pay in terms of this agreement on the date that payment is required in terms of the underwriting agreement.

6.3 The B class preference shares issued and B class loan accounts credited pursuant to the payments contemplated in clause 6.2 will be issued and credited to the New Aplitec Participation
                  Trust, not to Brenthurst I, Brenthurst II and Rose.

6.4               Upon payment as contemplated in clause 6.2, the New Aplitec
                  Participation Trust will credit Brenthurst I, Brenthurst II and Rose in its books with one unit for every one B class preference share and B class loan account subscribed for by Brenthurst I, Brenthurst II and Rose as agent for the New
                  Aplitec Participation Trust.

6.5 Brenthurst I, Brenthurst II and Rose shall pay any amounts they are required to pay in terms of this agreement to New
                  Aplitec in cash, free of exchange, deduction or set off, by electronic transfer to the bank account nominated by New
                  Aplitec in writing.

7.       DOMICILIUM AND NOTICES

7.1               The parties choose domicilium citandi et executandi for all purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from this agreement, as follows:
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                     Brenthurst I and II:  9 Columbus Centre
                                           Pelican Drive
                                           Road Town
                                           Tortola
                                           British Virgin Islands
                                           Fax: +352 477 181 212
                                           For attention P Krzysica

                     Rose:                 The Grange
                                           St Peter Port
                                           Guernsey GY1 3AP
                                           Channel Islands
                                           Fax: +44 (0) 1481 714796
                                           For attention: Simon Masterton

                     SAPEF:                Walker House
                                           P O Box 265 GT
                                           Mary Street
                                           George Town
                                           Grand Cayman
                                           Cayman Islands
                                           Fax: (345) 9497886
                                           For attention

                     SAPET:                9 Fricker Road
                                           Illovo Boulevard
                                           Illovo
                                           Sandton
                                           RSA
                                           Fax: +27 11 507 1557
                                           For attention Polly Car

                     The New Aplitec
                     Participation Trust   Mezzanine Floor
                                           1 First Place
                                           Bank City
                                           Corner Simmonds and Pritchard Streets
                                           Johannesburg
                                           Fax: +27 11 442 5244
                                           For attention Ina Strode

7.2 Each party shall be entitled from time to time, by written notice to the other/s, to vary its domicilium to any other physical address.

7.3               Any notice given and any payment made by a party to another party which is
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                  delivered by hand during the normal business hours of the
                  addressee at the addressee's domicilium shall be rebuttably presumed to have been received by the addressee at the time of delivery.

7.4 Any notice given by a party to another party by fax shall be rebuttably presumed to have been received by the addressee on the date of successful transmission thereof.

7.5 Notwithstanding anything to the contrary in this clause 7, a written notice or other communication actually received by a party shall be adequate notice to it notwithstanding that the notice was not delivered to its given domicilium.

8.       APPLICABLE LAW

         All matters arising from or in connection with this agreement, its validity, existence or termination shall be determined in accordance with the laws for the time being of the RSA and the parties hereby submit to the non-exclusive jurisdiction of the High Court of South
         Africa, Witwatersrand Local Division.

9.       GENERAL

9.1 This document constitutes the sole record of the agreement between the parties in relation to its subject matter.

9.2 No party shall be bound by any representation, warranty, promise or the like not recorded in this document.

9.3 No addition to, variation, novation or agreed cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

9.4 No suspension of a right to enforce any term of this agreement and no pactum de non petendo shall be of any force or effect unless in writing and duly signed by or on behalf of the parties.

9.5 No indulgence which a party may grant to another party shall constitute a waiver of any of the rights of the grantor unless in writing signed by both parties.

9.6               All costs, charges and expenses of any nature whatever which may be incurred
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                  by a party in enforcing its rights in terms of this agreement, including without limiting the generality of the aforegoing, legal costs on the scale of attorney and own client and
                  collection commission, irrespective of whether any action has been instituted, shall be recoverable on demand from the party against which such rights are successfully enforced and shall be payable on demand.

9.7 The provisions of this agreement shall be binding upon the successors-in-title- and the permitted assigns of the parties.
                  Accordingly, the rights and obligations of each party pursuant to this agreement shall devolve upon and bind its successors-in-title and permitted assigns.

9.8 All provisions in this agreement are, notwithstanding the manner in which they have been put together or linked grammatically, severable from each other. Any provision of this agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatsoever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions of this agreement shall be of full force and effect. The parties declare that it is their intention that this agreement would be executed without such unenforceable provisions if they were aware of such unenforceability at the time of its execution.

10.      COSTS

         Each party shall bear and pay its own fees and costs of and incidental to the negotiation, drafting, preparation and execution of this agreement.

11.      COUNTERPARTS

         This agreement may be signed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. A counterpart of this agreement in telefax form shall be conclusive evidence of the original signature and shall be as effective in law as the counterparts in original form showing the original signatures.
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Signed at                               on                                  2004


--------------------------------------------------------------------------------
THE SOUTH AFRICAN PRIVATE EQUITY FUND III L.P.
who warrants that he is duly authorised hereto


Signed at                               on                                  2004


--------------------------------------------------------------------------------
THE SOUTH AFRICAN PRIVATE EQUITY TRUST III
who warrants that he is duly authorised hereto


Signed at                               on                                  2004


--------------------------------------------------------------------------------
BRENTHURST PRIVATE EQUITY SOUTH AFRICA I LIMITED
who warrants that he is duly authorised hereto


Signed at                               on                                  2004


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BRENTHURST PRIVATE EQUITY II LIMITED
who warrants that he is duly authorised hereto
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                                                          DEED OF DELEGATION AND
                               [PAUL BOTHA LOGO]                      ASSUMPTION

                                                                              15


Signed at                               on                                  2004


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ROSE NOMINEES LIMITED
who warrants that he is duly authorised hereto


Signed at                               on                                  2004


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THE NEW APLITEC PARTICIPATION TRUST
who warrants that he is duly authorised hereto